SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2005

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction	(Commission file Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As previously disclosed, the company has agreed with its bondholders that the company would periodically furnish specified consolidated unaudited interim financial information. Such consolidated financial information as of and for the month ended November 30, 2005 is set forth below:

Month Ended
November 30, 2005
(dollars in millions)
Total revenue	$312.8
Net cash provided by operating activities	$66.1
Purchases of rental equipment	$12.9
Purchases of property and equipment	$4.6
Dollar utilization	72.8%
As of November 30, 2005
(in millions)
Total debt	$2,922.4
Cash position plus borrowing availability *	$900.1

* Includes full availability under the company’s $200 million accounts receivable securitization facility. In the event the company’s long-term senior secured ratings are downgraded below B2 by Moody’s Investors Service, Inc. or below B+ by Standard & Poor’s, this facility is subject to termination. The company’s current long-term senior secured ratings are B2 by Moody’s Investors Service, Inc. and BB by Standard & Poor’s.

The cash position of $250.9 million as of November 30, 2005, also includes $75 million in an investment account for a traffic control subsidiary to conduct traffic control business with the state of Florida.

The company’s results for the month ended November 30, 2005 have not been finalized and, consequently, the financial information set forth above is preliminary and subject to such changes as may be determined by the company to be appropriate in connection with, among other things, the previously announced SEC inquiry, internal company reviews, and possible restatements of financial results from prior periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 21st day of December, 2005.

UNITED RENTALS, INC.

By:	/s/ MARTIN E. WELCH

Name: Martin E. Welch

Title: Interim Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ MARTIN E. WELCH

Name: Martin E. Welch

Title: Interim Chief Financial Officer